Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
Ascent Industries Co.
Oak Brook, Illinois

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No.333-268780) and Form S-8 (No. 333-268781) of Ascent Industries Co. of our reports dated March 31, 2023, relating to the consolidated financial statements and schedule, and the effectiveness of Ascent Industries. Co..’s internal control over financial reporting which appear in this Annual Report on Form 10-K. Our report on the effectiveness of internal control over financial reporting expresses an adverse opinion on the effectiveness of the Company’s internal control over financial reporting as of December 31, 2022.

/s/ BDO USA, LLP

BDO USA, LLP
Chicago, Illinois

March 31, 2023